Exhibit 99.1

DIGIRAD ANNOUNCES FINAL ANNUAL MEETING RESULTS

Shareholders Elect All Five Company Nominees, Approve All Three Proposals on Ballot

POWAY, CA - May 10, 2013 - Digirad Corporation (NASDAQ: DRAD) today announced the final shareholder voting results from the Company's Annual Meeting of Stockholders, which was held on May 3, 2013. The final certified results indicate that each of the five Company nominees was elected to the Digirad Board of Directors: Jeffrey E. Eberwein, John M. Climaco, Charles M. Gillman, James B. Hawkins, and John W. Sayward.

Corporate Election Services, the independent inspector of elections, tabulated and certified the final election results. More than 15 million votes, or approximately 78 percent of the outstanding shares, were voted in the election and a solid majority was cast for each of the five Digirad nominees.

In addition, the final results indicate that Digirad shareholders approved all three proposals on the ballot: the advisory votes on executive compensation and non-employee director compensation and the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accountants.

Jeff Eberwein, Chairman of the Board of Directors, stated, "We are gratified to have received the support of our stockholders and we will remain focused on creating value on their behalf. We are disappointed that Red Oak Partners, who had nominated an alternative slate of directors, has continued to disparage the company despite the final vote of shareholders where management's nominees received significantly more votes than Red Oak Partner's nominees. The Company believes it acted in accordance with the highest standards of conduct during the proxy contest and denies all allegations made by Red Oak Partners. The Board and management team intend on moving forward with its strategy and are encouraged with the pace of change at the company as it restructures and refocuses on its cash generating business units, where profitable growth is more attainable and predictable."

About Digirad Corporation
Digirad is one of the largest national providers of in-office nuclear cardiology imaging and ultrasound services to physical practices, hospitals and imaging centers, and also sells medical diagnostic imaging systems for nuclear cardiology and general nuclear medicine applications. For more information, please visit www.digirad.com. Digirad® and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with changes in business conditions, technology, customers' business conditions, reimbursement, radiopharmaceutical shortages, economic outlook, operational policy or structure, acceptance and use of Digirad's camera systems and services, reliability, recalls, analysis of potential impairment and restructuring charges, the conclusion of the Company's audit and other risks detailed in Digirad's filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward-looking statements contained herein.

Investor Contact: Matt Clawson Allen & Caron 949-474-4300 matt@allencaron.com	Company Contact: Jeffry Keyes, CFO 858-726-1600 ir@digirad.com